Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES November 6, 2012 Ref: 21 -2012

Rare Element Announces September 30, 2012 First Quarter Financial Results

Expenditures focused on expansion and upgrade of Bear Lodge REE Project resources and delineation of heavy rare earth mineralization

Lakewood, Colorado - Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) is pleased to inform investors that its unaudited consolidated interim financial statements on Form 10-Q for the quarter ended September 30, 2012 have been filed on www.sedar.com and www.sec.gov.

Regarding the first quarter fiscal 2013 financial report filing, Randall J. Scott, President and Chief Executive Officer stated, “This quarter’s expenditures were focused on our targeted 2012 drilling program, continued progress on permitting and developing additional metallurgical data to support the start of our definitive Feasibility Study. The quarter’s drilling program continues a successful year of supporting an expansion and upgrade of the Bull Hill and Whitetail Ridge resources, and delineation of the heavy rare earth element (HREE) enriched mineralization at the Carbon target located approximately one kilometer to the northwest of Bull Hill.   The 2012 drill program of 22,000 meters will result in an updated resources report in the first quarter of 2013.  We continue to safeguard our healthy cash balance as we position ourselves to meet our calendar year 2013 goals.”

Update on the Bear Lodge REE Project:

Project Development Work

Current development efforts are progressing as planned and focusing on acquiring additional key information in support of a definitive Feasibility Study, the next major project milestone, which we expect to complete during the fourth quarter of 2013. The current drilling program, metallurgical testwork, ongoing strategic partner and off-take discussions, and environmental and social impact studies are concentrated on advancing the project and maximizing stakeholder value. We intend to start the formal portion of the definitive Feasibility Study during the first quarter of 2013.

We expect to submit a revised Plan of Operations to the U.S. Forest Service (USFS) before the end of 2012. This submittal will formally start the Environmental Impact Statement (EIS) assessment for the Project. The goal is to obtain a favorable Record of Decision (ROD) from the USFS in 2014. The Wyoming mine permit application is expected to be submitted in late 2013 with the goal of receiving a permit to mine by the end of 2014. A Wyoming Industrial Siting Permit application will also be submitted in late 2013.

Drilling

We are on track to complete at least 15,000 meters of core drilling and 7,000 meters of reverse circulation (RC) drilling during the 2012 drilling season.  Four core drill rigs and one reverse circulation drill rig are currently on-site. The objectives of the drilling program in 2012 were to:  (i) increase the Measured and Indicated resources at the Bull Hill deposit; (ii) upgrade a significant portion of the Whitetail Ridge heavy rare earth enriched resource to the Indicated category; and (iii) delineate the zone of HREE-enrichment at the Carbon exploration target. We expect to provide a second update on our partial drill results soon.

Metallurgy

A coordinated effort of Rare Element geologists and metallurgists provided a selection of eleven sample sites  that exhibit variable mineralogy and are spatially representative of the expanded mine pit foot print. SGS Lakefield is currently conducting confirmatory metallurgical testwork using the current process flowsheet.

Nagrom Research Laboratories, Perth, Australia is conducting additional HREE testwork on sample material from the Whitetail Ridge and Carbon areas. Physical upgrading methods have been applied in this phase of testwork, which include gravity concentration, flotation and magnetic separation.  Based on the results from this testwork and results from exploration drilling at Whitetail Ridge, RER has determined that the Whitetail Ridge resource area will be integrated into the development phase of the project which includes the definitive Feasibility Study and permitting timeline for the Bear Lodge REE Project.  The addition of Whitetail Ridge into the development phase may provide enhanced project economics.

Metallurgical testwork is also underway with the Australian Nuclear Science and Technology Organization (ANSTO). The first phase of testwork identified that further purification processing is required for the production of rare-earth element (REE) products either as a mixed concentrate or as a series of defined products. This testwork was successful in removing many of the impurities associated with REE processing.  The Company’s current strategy is to commence production of samarium, gadolinium and europium (SEG); neodymium-praseodymium (also known as didymium); cerium products; lanthanum products; and other HREE’s, including dysprosium and terbium.  As this purification and separation work advances, we may adjust the product suite to add or further separate additional products. The next phase of testwork will study upgrading and additional purification processes that will chemically achieve the desired separated REE products. Once these tasks are successfully accomplished, the Company plans to continue testing of separation into individual rare earth oxides (REO). The specifications for the individual REO will be determined by customer requirements.

First Quarter Ended September 30, 2012 Financial Highlights:

Please note that financial results published by the Company are all stated in U.S. Dollars.

As an exploration stage company, we have no production revenues to report. The net loss for the first quarter ended September 30, 2012 totaled $5.9 million or $0.13 per share as compared to a net loss of $10.9 million or $0.25 per share for the same period in 2011. The $5.0 million positive variance in net loss between the periods was due to the following:

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Increased exploration expense of $1.5 million;

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Higher corporate administration expense of $0.8 million due to increased corporate administrative expenses, excluding stock-based compensation expense, due to a full quarter of near full staffing in our Lakewood Colorado headquarters and at our Sundance Wyoming development office;

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Reduced stock-based compensation expense, included in corporate administration expense, of $2.3 million due to a decrease in stock-based compensation expense due to fewer option grants at lower share prices;

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Positive variance in currency translation of $5.3 million due to a $1.8 million foreign exchange gain in the current quarter compared to a $3.5 million foreign exchange loss in the comparable quarter from the prior year. The Canadian dollar strengthen by 3.6% in the current quarter compared to the Canadian dollar weakening by 7.2% in the comparable quarter from the prior year;

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Negative variances in non-operating income and expenses amounted to $0.2 million.

Cash and cash equivalents, and short-term investments at September 30, 2012 were $47.3 million compared to $51.7 million as of June 30, 2012. The $4.3 million decrease in cash and cash equivalents, and short-term investments was primarily due to spending related to exploration, corporate administrative costs, and partially offset by foreign exchange gains on our Canadian cash balances.

The audited financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements (REEs). In addition to the REE exploration and evaluation efforts, the Company controls the Sundance gold project, which is located on the same property in Wyoming.

For information, refer to the Company’s website at www.rareelementresources.com or contact David Suleski, 720-278-2460 dsuleski@rareelementresources.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada.  Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends’ or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to the effectiveness of the Company’s business model; future operations, products and services; the impact of regulatory initiatives on the Company’s operations; the size of and opportunities related to the market for the Company’s products; general industry and macroeconomic growth rates; expectations related to possible joint and/or strategic ventures and statements regarding future performance.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

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